For Immediate Release

WWE® ELECTS STEPHANIE MCMAHON, PAUL LEVESQUE AND ROBYN PETERSON TO BOARD OF DIRECTORS

STAMFORD, Conn., February 26, 2015 - WWE (NYSE: WWE) today announced that WWE Chief Brand Officer Stephanie McMahon, WWE Executive Vice President, Talent, Live Events & Creative Paul Levesque and Chief Technology Officer and Head of Product for Mashable Robyn Peterson have been elected to its Board of Directors.
“The appointments of Stephanie, Paul and Robyn to WWE’s Board of Directors will be invaluable to the company as we continue to transform our business and look toward a new era of unprecedented growth,” said WWE Chairman & Chief Executive Officer, Vince McMahon. “I am confident that our Board of Directors and senior management team is stronger than ever and well-positioned for future success.”
Stephanie McMahon, WWE’s Chief Brand Officer, is responsible for leading the company’s efforts to further enhance its global brand reputation among key constituencies including business partners, advertisers, media, investors and the public sector. She serves as the company’s brand ambassador and works with WWE’s business units to support key growth initiatives. McMahon is the primary spokesperson for WWE's corporate social responsibility initiatives and is participating in the prestigious Eisenhower Fellowship, an international leadership exchange program for outstanding professionals. She began her career with WWE in 1998 as an Account Executive for WWE’s sales office in New York City, in addition to being a TV personality, and she has overseen multiple business areas including WWE's Creative, Talent Relations, Talent Brand Management, Live Events, Digital, Social and Mobile businesses.
Paul Levesque has more than 20 years of experience at WWE as an executive and performer. Well known as WWE Superstar Triple H®, Levesque is also WWE’s Executive Vice President, Talent, Live Events & Creative, leading the talent development and talent relations departments responsible for recruiting and training the company’s Superstars and Divas. He recently oversaw the development and launch of the state-of-the-art WWE Performance Center in Orlando, Florida, which serves as the home to WWE’s talent developmental system, NXT. Levesque also oversees all business operations for the more than 320 annual live events, including scheduling, ticket pricing strategy and promotion, and continues to play an integral role behind-the-scenes as a director and producer shaping the storylines in WWE’s programming.
Robyn Peterson, Chief Technology Officer and Head of Product for Mashable, is a seasoned technology executive with more than 15 years of experience in web, mobile and video product development. Peterson is a member of Mashable's Operating Committee, where he directs product strategy and development and manages the product, design and engineering teams. Peterson led the redesign of Mashable.com in 2012 which ushered in a 100 percent increase in mobile page views, pages-per-visit and ad engagement, and oversees the development of Mashable’s Velocity platform, a technology that predicts and tracks the viral life cycle of digital media content.

Prior to Mashable, Peterson was the head of product at Next Issue Media, the magazine and newspaper consortium funded by News Corp., Conde Nast, Time Inc., Meredith and Hearst. Earlier in his career, Peterson served as Vice President for Technology and Product for NBCUniversal.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 35 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all 12 live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 170 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Media Contact:
Matt Altman
203-352-1177
Matt.Altman@wwecorp.com

Investor Contact:
Michael Weitz
203-352-8642
Michael.Weitz@wwecorp.com

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Forward-Looking Statements:   This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to entering into, maintaining and renewing key agreements, including television and pay-per-view programming and our new network distribution agreements; risks relating to the launch and maintenance of our new network; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to regulatory matters; risks resulting from the highly competitive and fragmented nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; the risk of accidents or injuries during our physically demanding events; risks associated with producing and travelling to and from our large live events, both domestically and internationally; risks relating to our film business; risks relating to new businesses and strategic investments; risks relating to our computer systems and online operations; risks relating to general economic conditions and our exposure to bad debt risk; risks relating to litigation; risks relating to market expectations for our financial performance; risks relating to our revolving credit facility specifically and capital markets more generally; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.